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                                                       Exhibit 24(b)(5)(a)(iii)

                                 THE KENT FUNDS
                                P.O. BOX 182201
                           COLUMBUS, OHIO 43218-2201


May 1, 1997

             Old Kent Bank
             One Vandenberg Center
             Grand Rapids, Michigan 49503
             Attn:        Joseph T. Keating,
                          Senior Vice President

                           Re:         The Kent Funds (the "Trust")


Dear Mr. Keating:

     The Trust hereby requests, pursuant to paragraph 1(b) of the First Amendment to the Investment Advisory Agreement dated May 2, 1991 ("Agreement") between Old Kent Bank and the Trust, that Old Kent perform for the following additional portfolio of the Trust the services described in the Agreement. The compensation to be paid by such portfolio to Old Kent for its services is as set forth below:

                                         COMPENSATION - ANNUAL FEE AS A
     PORTFOLIO                        PERCENTAGE OF AVERAGE DAILY NET ASSETS


     The Kent Government                                0.40%
     Money Market Fund


     Please acknowledge your consent to the above by signing and returning this letter to the Trust.

                                           Very truly yours,

                                           THE KENT FUNDS


                                           By: _______________________

                                           Title: ____________________

Agreed to and Accepted:

OLD KENT BANK


By: _____________________________

Title: __________________________